Exhibit (h)(3)

ALPS DISTRIBUTORS, INC.

AMENDMENT NO. 3 TO
SUB-PLACEMENT AGENT AGREEMENT

June 21, 2021

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Sub-Placement Agent Agreement, dated November 14, 2019, by and between UBS Securities LLC, as sub-placement agent (the “Agent”), and ALPS Distributors, Inc. (the “Distributor”), as amended by Amendment No. 1 thereto, dated August 12, 2020, and Amendment No. 2 thereto, dated October 6, 2020 (collectively, the “Sub-Placement Agent Agreement”), regarding the offer and sale of up to 11,000,000 shares of beneficial interest, no par value, of Reaves Utility Income Fund, a Delaware statutory trust, from time to time, through the Sub-Placement Agent, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.

A. Further Amendments to Sub-Placement Agent Agreement. The Sub-Placement Agent Agreement is further amended as follows, effective as of the date hereof:

1. The first paragraph of the Sub-Placement Agent Agreement is hereby deleted and replaced in its entirety with the following:

“From time to time ALPS Distributors, Inc. (the "Distributor", "we" or "us") will act as manager of registered at-the-market offerings by Reaves Utility Income Fund, a Delaware statutory trust (the "Fund"), of up to 17,000,000 shares (the "Shares") of beneficial interest, no par value, of the Fund (the "Common Shares"). In the case of such offerings, the Fund has agreed with the Distributor to issue and sell through the Distributor, as sales agent, the Shares (the "Distribution Agreement").”

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sub-Placement Agent Agreement shall continue in full force and effect.

C. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

D. Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo Title: Chief Compliance Officer

ACCEPTED as of the date first above written:

UBS SECURITIES LLC

By:	/s/ Saawan Pathange
Name: Saawan Pathange Title: Managing Director

By:	/s/ Henry Du Pont
Name: Henry Du Pont Title: Associate Director

[Signature Page to Amendment No. 2 to Sub-Placement Agent Agreement]